Exhibit 1

FOR IMMEDIATE RELEASE

August 22, 2003

Contact Information:
NISSIN Co., Ltd.
Hitoshi Higaki
Managing Director and General Manager,
Operations Control Div.
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp

Notice of Director’s Internal Transfer

Notice is hereby given that, according to the resolution of the Board of Directors of NISSIN Co., Ltd., held on August 22, 2003, the internal transfer of the following director will become effective on September 1, 2003, as described below.

Notice

     Yoshio Tanida, currently Director & General Manager, Business Development Department, is reassigned as Director & General Manager, Advice to Sales & Marketing Control Division.

End of Document